As filed with the Securities and Exchange Commission on June 25, 1996

Registration Statement No. 333-1994

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549


AMENDMENT NO. 4


TO

FORM S-11

Registration Statement
Under the
Securities Act of 1933

East Coast Capital Company, LLC
(Name of Registrant as Specified in Its Governing Instruments)

New York 6162 13-3874234
(State or Other (Primary Standard (I.R.S. Employer
Jurisdiction of Industrial Classification Identification No.)
Incorporation Code Number)
or Organization)

110 East 59th Street, 6th Floor, New York, New York 10022
(Address of Principal Place of Business or Intended Principal Place of Business)


Norman Dansker, 110 East 59th Street, 6th Floor New York, New York 10022
- -------------------------------------------------------------------------
            (Name, Address and Telephone Number of Agent For Service)


Approximate Date of Proposed Sale to the Public: As soon as practicable after the Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box [x].

                         CALCULATION OF REGISTRATION FEE

Title of Each          Dollar Amount to    Proposed Maximum    Proposed Maximum
Class of               be Registered       Offering Price       Aggregate
Securities to be                           Per Unit(1)          Offering Price
Registered
Debentures              $10,000,000         $5,000              $10,000,000

Amount of Registration Fee    $3,448.28


1.       Estimated solely for the purpose of calculating the registration fee.


         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EAST COAST CAPITAL COMPANY, LCC

Cross Reference Sheet


Item     Caption

1.       Forepart of Registration Statement          Outside Front Cover Page
         and Outside Front Cover Page of             and Outside
         Prospectus

2.       Inside Front and Outside Back Cover          Inside Front and
         Outside Pages of Prospectus                  Back Cover Pages

3.       Summary Information, Risk Factors            Prospectus Summary;
         and Ratio of Earnings to Fixed Charges       Risk Factors

4.       Determination of Offering Price               The Offering

5.       Dilution                                       Not Applicable

6.       Selling Security Holders                       Not Applicable

7.       Plan of Distribution                           The Offering

8.       Use of Proceeds                                Use of Proceeds

9.       Selected Financial Data                        Summary of Consolidated
                                                        Financial Information;
                                                        Financial Statements


10.      Management's Discussion and Analysis           Management's
         of Financial Condition and Results            Discussion and Analysis
         of Operations                                 of Financial
                                                       Condition and Results
                                                       of Operation

11.      General Information as to Registrant          Business; Risk
                                                       Factors; Financial
                                                       statements; Selected
                                                       Financial Data;
                                                       Prospectus Summary;
                                                       Use of Proceeds


12.      Policy with Respect to Certain                 Business; Description of
         Activities                                     Debentures


13.      Investment Policies of Registrant              Business; Description of
                                                        Debentures

14.      Description of Real Estate                     Business--Facilities

15.      Operating Data                                 Business; Risk
                                                        Factors; Financial
                                                        Statements; Selected
                                                        Financial Data;
                                                        Prospectus Summary;
                                                        Use of Proceeds;
                                                       Description of Debentures

16.      Tax Treatment of Registrant and              Description of Debentures
         its Security Holders

17.      Market Price of and Dividends on the            Market Information;
         Registrant's Common Equity and Related          Prospectus Summary
         Stockholder Matters

18.      Description of Registrant's Securities           Description of
                                                          Securities

19.      Legal Proceedings                                Not Applicable

20.      Security Ownership of Certain                    Principal Owners
         Beneficial Owners and Management

21.      Directors and Executive Officers                  Management

22.      Executive Compensation                          Executive Compensation


23.      Certain Relationships and Related               Certain Transactions
         Transactions

24.      Selection, Management and Custody             Business, Description of
         of Registrant's Investment                          Debentures

25.      Policies With Respect to Certain       Business; Certain Transactions;
         Transactions                               Description of Debentures


26.      Limitation of Liability                  Description of Debentures

27.      Financial Statements and Information       Financial Statements


28.      Interest of Named Experts and Counsel           Legal Matters; Experts

29.      Disclosure of Commission Position on        Business - Indemnification
         Indemnification for Securities
         Act Liabilities

Subject to Completion                                             June 25, 1996


                                      EAST COAST CAPITAL COMPANY, LLC
                                  (a New York Limited Liability Company)

                                               $10,000,000

                               Series A Registered
                             Subordinated Debentures
                             $4,000,000 due 10/31/98
                             $6,000,000 due 6/30/01

                       Minimum Investment of $5,000 At Par
                          Minimum Offering: $1,000,000



         EAST COAST CAPITAL COMPANY, LLC (the "Company") is a recently formed New York Limited Liability Company which was formed for the principal purpose of making real estate mortgage loans and purchasing real estate mortgages. The
Company has had no business operations to date. See
"Business."

         For information concerning special risks by reason of the fact that the Manager of the Company was previously management of Coronet Capital Company, a similar company that filed for protection under the bankruptcy laws and that the Manager, Norman Dansker is currently involved in related litigation and litigation involving the Federal Deposit Insurance Corporation ("FDIC") that may result in substantial monetary penalties.

         The Company is offering, through its Executives and Manager and participating broker/dealers on an "all or none" basis as to $1,000,000 (Minimum Offering") and on a "best efforts" basis, $9,000,000 aggregate principal amount of its Series A Registered Subordinated Debentures (the "Debentures"). The maximum offering is $10,000,000 ("Maximum Offering"). As more fully described under "Description of Debentures", the Debentures will be issued in two maturities: $4,000,000 due October 31, 1998 (the "1998 Debentures"): and $6,000,000 due June 30, 2001 (the "2001 Debentures"). Interest on the Debentures will be payable quarterly within five (5) business days following the end of each calendar quarter from the date of issue of the Debentures, as set forth in the following table:

                       1998 Debentures               2001 Debentures
                          Due Date                     Due Date

Maturity:                  ____                            ____

Interest Rate:          9%                                               11%

         The Debentures are unsecured debt obligations of the Company and will be subordinated to all Senior Indebtedness (as hereinafter defined). There is no limit to the amount of Senior Indebtedness to which the Debentures may be subordinated. As of the date hereof there is no senior indebtedness to which the Debentures are currently subordinated. The Debentures will be issued in fully registered form only in denominations of $1,000 (with an initial minimum purchase of $5,000) and in multiples thereof. Management of the Company reserves the right to purchase with personal funds up to 25% ($250,000) of the Debentures in order to meet the Minimum Offering. If Management exercises this option the purchase of such Debentures will be for investment purposes only and not for resale. All subscriptions shall be non-revocable. See "Description of Debentures."

         Prospective investors will not have the opportunity to evaluate any mortgages to be the subject of loans by the Company because the Company has not identified any specific property it intends to make loans to and does not have an operating history. See "Risk Factors".

         Prior to this Offering, there has been no public market for the Debentures and no active trading market for the Debentures is expected to develop. To the extent that there is limited trading, the Debentures may sell at a substantial discount. The Debentures offered herein will not be rated. For information regarding the factors considered in determining the initial public offering price of the Debentures see "The Offering". See "Risk Factors", page 8.


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

AN INVESTMENT IN THE DEBENTURES DESCRIBED HEREIN INVOLVES A HIGH DEGREE
                       OF RISK. SEE "RISK FACTORS", PAGE 8
       THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY
                                 IS UNLAWFUL.

                             Price to Public   Discounts and       Proceeds to
                                               Commissions(1)        Company(3)
Per 1998 Debenture          $     5,000.00     $         250.00  $    4,750.00
Total 1998 Debentures(2)    $ 4,000,000.00     $     200,000.00  $  3,800,000.00

Per 2001 Debenture          $     5,000.00     $         400.00  $      4,600.00
Total 20001 Debenture(2)    $ 6,000,000.00         $ 480,000.00  $  5,520,000.00

Total Offering(2)           $10,000,000.00         $ 680,000.00  $  9,320,000.00


(1) The Company will pay brokers a commission on the purchase price of each Debenture sold up to 5 % of the 1998 Debentures sold by them and 8% of the 2001 Debentures sold by them. The registrant currently has no broker-dealers committed to sell the Debentures. No commissions will be paid to employees and Manager of the Company. See "Plan of Offering."

(2) The minimum amount of Debentures required to be sold prior to the Termination Date is $1,000,000 in the aggregate, which may consist of any of the Debentures or part thereof. The amount shown assumes all Debentures offered will be sold.

(3) Before deducting the maximum commission of $680,000 referred to in Note (1) above, and approximately $150,000 for certain printing and other costs and expenses. If only the minimum amount is sold the commission will be up to $80,000 and the printing and other costs and expenses will be approximately $140,000. See "Use of Proceeds."




                                                      , 1996

         The Company intends to furnish annual reports to Debenture Holders containing audited financial statements certified by independent certified public accountants. The Company maintains offices at 110 East 59th Street, New York, New York.

         This  Offering  will  terminate  on ,  1996,  unless  extended  for  an additional six month period by the Company, with notice to subscribers to _____________ 1997 (the "Termination Date"). Once the minimum Debentures have been sold, no minimum number of Debentures must be purchased in order for a closing under this Offering to occur. If the minimum number of Debentures is not sold by the Termination Date, all investor funds will be returned promptly with interest. The Company may close this Offering from time to time after the minimum has been sold with respect to unsold Debentures and until the Termination Date. Until the minimum is sold, all payments received will be held in escrow in an interest-bearing account established by the Company through its attorneys McLaughlin & Stern, LLP, as Escrow Agent with Chase Manhattan Bank, N.A., an unaffiliated commercial bank. Interest earned, if any, on payments from purchasers accepted by the Company will be remitted to such purchasers following the closing with respect to the Debentures purchased by them. Interest earned, if any, on payments from purchasers whose subscriptions are rejected will be remitted to such purchasers promptly along with a refund of their payment. It is expected that a purchaser will be issued the Debentures subscribed for within five business days following the acceptance of a subscription by the Company. It shall be a condition to the remittance of interest earned, if any, to a subscriber that the subscriber furnish a completed and executed Form W-9 so that any interest earned can be distributed to such subscriber may be properly reported.

                                                   RISK FACTORS


         The securities offered hereby are speculative in nature and involve a high degree of risk. Prospective investors should thoroughly consider the following factors, in addition to the other information contained in the Prospectus.


         Prior Bankruptcy and Litigation Affecting the Manager. Norman Dansker, the Manager of the Company was previously a co-general partner of Coronet Capital Company ("Coronet"), a company which was engaged in the mortgage finance business, which filed for protection under the Federal bankruptcy laws and was subsequently discharged in the bankruptcy proceeding. Mr. Dansker is currently one of several parties involved in litigation related to Coronet as well as with the Federal Deposit Insurance Corporation ("FDIC").

                  (I) Coronet Litigation. On November 2, 1992, Coronet's bankruptcy Trustee commenced an adversary proceeding in the United States
Bankruptcy Court for the Southern District of New York styled Arnold Haber, as Chapter 7 Trustee, of Coronet Capital Company v. Norman Dansker, et al. Adversary Proceeding N. 92-1078A (FGC)(the "Trustee`s Action"). The Trustee's complaint alleged eight fraudulent conveyance claims seeking the avoidance of $8,605,198 in pre-petition cash distributions made by Coronet to its general and limited partners in 1989 and 1990 and seeking to recover these amounts from their respective recipients; one count each of common law fraud, waste and mismanagement against Norman Dansker and three others (the "Dansker Defendants") seeking to recover an amount exceeding $30 million on each claim for the losses sustained by Coronet beginning in 1989; and all direct and indirect compensation paid by Coronet to the Dansker
Defendants in 1989 and 1990 in the amounts of $582,500 and $74,000, respectively, or $656,500 in the aggregate. On August 25, 1993, the Trustee filed an amended complaint asserting four additional fraudulent conveyance claims against two of the Dansker Defendants, although not against Norman Dansker, seeking the avoidance of the post- bankruptcy petition cancellation of a promissory note by these defendants.

         On February 4, 1993, five of Coronet's limited partners (the "Naporano Defendants") jointly filed an answer to the Trustee's Complaint and asserted cross-claims against the Dansker Defendants for fraud, breach of fiduciary duty and indemnification and contribution. All five of these limited partners subsequently voluntarily dismissed their claims against the Dansker Defendants.

         Also, on February 4, 1993, another group of nineteen of Coronet's limited partners (the "Beir Defendants") jointly filed an answer to the Trustee's Complaint and asserted cross-claims against the Dansker Defendants for indemnification, fraud, waste and mismanagement and breach of contract. On February 24, 1993, the Beir Defendants filed amended cross-claims against the Dansker Defendants, by which three limited partners were dropped as cross- claim plaintiffs and three other limited partners were added as cross-claim plaintiffs. As discussed below, the cross-claims of four of the Beir Defendants were dismissed in June 1996, and a motion to dismiss the remaining cross-claims is pending.

         Pursuant to a stipulation of settlement entered into on March 30, 1993, the Trustee settled all claims against the Beir Defendants, for which the Beir Defendants paid the Trustee $1,006,542 in the aggregate.

         Pursuant to a stipulation of settlement entered into on September 17, 1993, the Trustee settled all claims against the Dansker Defendants, for which the Dansker Defendants paid the Trustee $2,650,000 in the aggregate.

         Pursuant to a stipulation of settlement entered into on April 7, 1994, the Trustee settled all claims against the Naporano Defendants.

          On November 30, 1994, upon the Trustee's application, the Bankruptcy Court issued an order dismissing all claims asserted by the Trustee in the Trustee's Action and severing them from the remaining cross-claims against the Dansker Defendants.

         On March 21, 1995, the United States District Court for the Southern District of New York withdrew the reference of the remaining cross-claims from the Bankruptcy Court and, on May 19, 1995, assigned them to the District Court as Case No. 95 Civ. 3691 (DAB).

         On February 21, 1996, fifteen of the Beir Defendants, plus an additional limited partner of Coronet, filed amended cross-claims against the Dansker Defendants and others. On May 9, 1996, the Dansker Defendants filed a motion to dismiss these amended cross- claims, which is pending before the District Court.

         Also, on May 9, 1996, the Dansker Defendants filed a motion to dismiss the cross-claims of (1) the only one of the Naporano Defendants remaining and
(2) the four Beir Defendants who did not join in the February 21, 1996 amended cross-claims, which cross- claims were dismissed by the District Court on May 22, 1996 and in June 1996, respectively.

                  (ii) FDIC Litigation. In January 1996 the FDIC, as receiver of First New York Bank for Business, commenced an action in the United States District Court, Southern District of New York 95 Civ. 9529, Southern District of New York against certain former directors, including Norman Dansker, the Manager of the Company, as a director, alleging, among other things, breach of fiduciary duty, gross negligence, and other wrongful and improper conduct which resulted in significant losses to First New York Bank for Business. The Complaint alleges that the defendants breached their fiduciary duty in connection with certain loans approved by the directors for the benefit of insiders and their related interests. FDIC claims this conduct, which it claims continued despite regulator warnings, gave rise to losses exceeding $25,000,000. The complaint includes allegations that improper loans were made to entities related to Mr. Dansker, including Coronet, Coronet Properties Co. and others. Each count seeks in excess of twenty-five million dollars. The time for defendants to answer or respond to the complaint has not yet expired.

         Lack of Operating History. The Company was formed in February, 1996. The Company was funded by a $250,000 cash investment and a $4,000 receivable from its Members. Substantially all its capital, together with the net proceeds of this Offering, will be used to make real estate loans and to acquire existing mortgages. Accordingly, the Company has no operating history on the basis of which operating results can be predicted. There can be no assurance that the Company will be capable of generating sufficient revenues to meet its debt service requirements under the Indenture. See "Use of Proceeds."

         Lack of Operating Procedures. The Company does not have any formalized operating procedures with respect to its business which could affect the way the Company does business. Such lack of procedures could result in the Company making loans that do not have adequate cash flow which could cause the Company to have inadequate funds to meet its obligations under the Indenture and possible bankruptcy if the Company cannot meet its obligations.
See "Business - Coronet Capital Distinguished".

         Event Risks. There are certain economic risks associated with investing in the Debentures, including the risk of default by the borrower on Mortgage Loans resulting in foreclosure or other uncertainties regarding the availability of financing therefor. Moreover, there are risks associated with debt instruments as well as the risks of cross-default on the obligations of the Issuer resulting from an indenture default. See "Desciption of Debentures".

         Management and Control of Company. The Company is dependent on the services of Norman Dansker, its Manager. The loss of his services could have a material adverse effect upon the Company. The Company's success is also dependent on its ability to recruit and retain additional experienced personnel of which there can be no assurance. Mr. Dansker, as Manager of the Company, may not be removed except for cause upon unanimous consent of all members of the Company. The time required to defend the lawsuits to which Mr. Dansker is subject could interfere with the time available to him to manage the affairs of the Company. See "Management".

         General Risks of Financing on Real Estate. All Mortgage Loans are subject to some degree of risk, including the risk of a default by the borrower on the Mortgage Loans and the added responsibility on the part of the Company of operating the property and/or foreclosing in order to protect its investment. The borrower's ability to make payments due under a Mortgage Loan and the amount the Company may realize after a default will be dependent upon the risks generally associated with real estate investments, which are beyond the control of the Company, including, without limitation, general or local economic conditions, neighborhood values, interest rates, real estate tax rates, other operating expenses, the supply of and demand for properties of the type involved, the inability of the borrower to obtain or maintain full occupancy of the property, zoning laws, rent control laws, environmental laws and regulations, other governmental rules and fiscal policies and acts of God. See "Business".

         Proceeds Not Committed to Specific Investments. None of the net proceeds of the Offering have yet been committed to specific investments by the Company. Rather, the Company intends to use the proceeds to make Mortgage Loans and to acquire Mortgage Loans in conformity with its mortgage investment policies. All determinations concerning the use and investment of the proceeds will be made by management of the Company. The specific characteristics of any such investments are presently unknown and there is a greater degree of uncertainty concerning the return on any such investments than would be the case if specific investments were identified. The holders of Debentures will not have the opportunity to evaluate any mortgages that may be acquired with the proceeds. See "Use of Proceeds."


         Risks of Non-Recourse Mortgages. Certain of the mortgages that may be made or acquired by the Company with the proceeds of this Offering (and those it expects to acquire or make in the future) may be either non-recourse or limited recourse. Under the terms of a non-recourse mortgage, the Company must look solely to its interest in the real property in the event of a default, and the owner of the property subject to the mortgage has no personal obligation to pay the debt which the mortgage secures. Thus, upon default, the Company's ability to recover its investment is dependent solely upon the value of the property which it sells upon foreclosure of its mortgage and the amount of Senior Mortgages and liens, if any, which must be paid from the net proceeds. See "Business".

         Risks of Junior Mortgages and Wraparound Mortgages. Certain of the mortgages that may be originated or acquired by the Company may be Junior Mortgages, including Wraparound Mortgages, which will be subordinate to the liens of First Mortgages. If the owner of a mortgaged property fails to make a payment due on a First Mortgage where the Company is the owner of the Junior Mortgage, the holder of the First Mortgage may commence foreclosure proceedings. There can be no assurance that the Company will have funds available to cure a default on the First Mortgage in order to prevent foreclosure on such First Mortgage. In the event of a foreclosure on the First Mortgage, the Company as the owner of the Junior Mortgage will only be entitled to share in the proceeds after satisfaction of the amounts due to senior lienholders. The proceeds realized on such foreclosure may be insufficient to pay all sums due on the First Mortgage, other senior liens and on the Junior Mortgage held by the Company. It is also possible that in some cases the "due-on-sale" clause included in the First Mortgage, which accelerates the amount due under the First Mortgage in case of the sale of the property, may be deemed to apply to the sale of the property upon foreclosure by the Company of its Junior Mortgage, and may accordingly increase the risks to the Company in the event of a default by the borrower on its Junior Mortgages.

         Certain of the mortgages to be made or acquired by the Company may be Wraparound Mortgages, under which the outstanding principal balance of the Wraparound Mortgage includes the outstanding principal balance of one or more mortgages owed to another party with the Company required to make any payments due on such other mortgages from the payments received on the Wraparound Mortgage. Wraparound Mortgages may entail greater risk than if they were First Mortgages. If the owner of the mortgaged property fails to make a payment on the Wraparound Mortgage owned by the Company with the result that the Company in turn fails to make the corresponding payment due on the First Mortgage, the holder of the First Mortgage may commence foreclosure proceedings. In such event, if the proceeds realized on such foreclosure are insufficient to pay all sums due on the Senior Mortgages and on the Wraparound Mortgage held by the Company, the Company could lose part or all of its investment. See "Business".

         Risks of Balloon Payments. Certain of the mortgages that may be acquired by the Company or Mortgage Loans made by the Company may have balloon payments due at the time of their maturity. Volatile interest rates and/or erratic credit conditions and supply of mortgage funds at the time such balloon payments are due may cause refinancing by the borrowers to be difficult or impossible, regardless of the market value of the collateral at that time. In the event that the borrowers are unable to pay such balloon payments (by refinancing or otherwise), the holders of any First Mortgages can foreclose. See "Business".

         Economic Conditions. The real estate industry in general and the kinds of investments which will be made by the Company in particular may be affected by prevailing interest rates, the availability of funds and the generally prevailing economic environment. During the past few years, there have been wide fluctuations in money market conditions and interest rates charged on loans, including real estate loans. Because of the high interest rates and tight money conditions in the early 1980's, returns on mortgage loans were substantially higher than they are now. The potential returns available on the types of investments to be made by the Company are lower during periods such as the present one when funds are more readily available for financing. However, the direction of future interest rates is difficult to predict. The properties underlying the Company's mortgage loans will also be affected by prevailing economic conditions and the same factors noted in "Risks of Ownership of Real Property" below which may affect the borrower's ability to repay. The Company is unable to predict what effect, if any, the prevailing economic conditions will have on its ability to make Mortgage Loans or on the operations of the properties subject to its investments or its own real property.See "Business".

         Reliance on Management: Unspecified Investments. All decisions with respect to the management of the Company will be made exclusively by the Executives and Manager of the Company. Holders of the Debentures have no right or power to take part in the management of the Company. Accordingly, no person should purchase Debentures unless one is willing to entrust all aspects of the management of the Company to its Executives and Manager. The Executives and Manager of the Company will have complete discretion in making investments. Even though the Company intends to make loans based on an income stream as opposed to the market value of assets, there is nothing in the governing instruments which prohibit the Company from investing in mortgages based on market asset value.Prospective investors will, therefore, be entirely reliant on the Executives and Manager of the Company and will not be able to evaluate for themselves the merits of proposed mortgage investments. See "Management."


         Absence of Public Market. Prior to this Offering, there has been no public market for the Company's Debentures. It is not expected, that an active trading market for such securities will develop. The Debentures will not be rated. Investors must anticipate that they may have an ill-liquid investment for the term of the Debentures. See "Plan of Offering".

         Concentration of Risks. The mortgages the Company intends to make or purchase with the proceeds of this Offering will likely be concentrated in the New York metropolitan area. The relative lack of diversification of the Company's expected loan portfolio could have a serious detrimental effect on the value of such portfolio in the event of a downturn in this area's market causing the properties underlying the Mortgages not to have sufficient value to provide for repayment of the Mortgage Loans upon a foreclosure. See "Business".

         Competition. In connection with the making of investments, the Company may experience significant competition from banks, insurance companies, savings and loan associations, mortgage bankers, pension funds, real estate investment trusts, limited partnerships and other lenders, mortgage brokers and investors engaged in purchasing mortgages or making real property investments with investment objectives similar in whole or in part to those of the Company including competition with certain related entities. Many of these competitors have substantially greater resources than the Company and some have substantially greater experience than the Company and their affiliates. An increase in the general availability of funds may increase competition in the making of investments in mortgages and real property and may reduce the yields available therefrom. See "Business".

         Conflicts of Interest. To the extent that there are conflicts of interest inherent in dealings between the Company, its Management and its Affiliates, such conflicts will not be resolved by arm's-length bargaining. At the present time the Company does not intend to engage in transactions with affiliates. If it should do so the Company shall engage in such activities on a competitive basis in accordance with industry standards. No assurance can be given that such conflicts, if any, will be resolved in the manner most favorable to the Company or that the Company will pursue any rights or remedies which it may have against its Management or such Affiliate. See "Certain Transactions."


         The Management of the Company may not be spending full time, in connection with the Company activities and they may be actively engaged in other business , some which may be in competition with the Company. Management will devote such time as it determines will be necessary for the operation of the Company's business. It is anticipated that each of the Key Executives will devote the following percentage of their time to the operation of the Company's business: Norman Dansker - 50%, Barry M. Bloom - 90%, and Mitchell H. Gordon - 30%. See "Management."

         In connection with the origination and purchase and/or servicing of the mortgages, the Company may be paying customary brokerage and mortgage servicing fees to Affiliates of the Company.

See "Certain Transactions."

         Subordination. The indebtedness evidenced by the Debentures is unsecured and is subordinate to the prior payment when due of the principal of, and premium, if any, and interest on, all Senior Indebtedness (as defined in the Debentures), whether outstanding prior to their issuance or thereafter incurred or created. There is no limitation on the Company's ability to incur Senior Indebtedness. Upon any distribution of assets of the Company in any dissolution, winding up, liquidation or reorganization of the Company, payment of the principal of and interest on the Debentures will be subordinated to the prior payment in full of all Senior Indebtedness. By reason of such subordination, in the event of the Company's insolvency, holders of Senior Indebtedness may receive more, ratably, and holders of the Debentures may receive less, ratably, than the other creditors of the Company. See "Description of Debentures -- Subordination."

         Risk of Renovation Lending . The Company may make loans relating to properties that will be renovated. In connection with such properties, the Company may advance on a secured basis a portion or all of the costs of renovations and will be dependent upon the owner of the property to fulfill its obligations, including the completion of the renovations. Such owner's ability to carry out its obligations may be affected by financial and other conditions beyond the control of the Company, in which case it is possible that all or part of the funds advanced by the Company to the owner would be lost.


         Risks of Joint Ventures. Instead of making loans directly, the Company may, as a co-venturer or partner with other persons or entities, contribute funds to a joint venture or partnership which makes loans. Such investments may under certain circumstances involve risks not otherwise present, including the possibility that the Company's co-venturers or partners in a loan might die or become insolvent or bankrupt, that such co-venturers or partners may from time to time have economic or business interests or goals which are inconsistent with the business interests or goals of the Company, or that such co-venturers or partners may be in a position to take action contrary to the instructions or the requests of the Company or contrary to the Company's objectives. See "Business".


         Risks of Leverage. The Company intends to borrow to leverage its investments, either on a recourse or non-recourse basis, with such debt to be senior to the Debentures. The Company intends to do so by entering into and drawing down upon bank lines of credit, short-term and/or long-term loans and, if feasible, in the future may do so through the issuance of additional debt securities of the Company. No bank lines currently exist. There can, however, be no assurance as to the terms or availability of credit. As a general pattern, the Company intends to borrow funds on a short-term variable rate basis. Such short-term interest rates, which are subject to great fluctuation, are a cost of borrowing over which the Company has no control, and any increase therein could materially adversely affect the Company's earnings or increase losses and thus affect the Company's ability to meet its obligations under the Debentures as they become due. As of the date hereof the Company does not have any understandings or arrangements for borrowing. No assurance can be given that the Company will be able to borrow any funds. THE EFFECT OF BORROWING BY THE COMPANY IN GENERAL WILL BE TO INCREASE THE COMPANY'S EXPOSURE TO RISK OF LOSS.

See "Business".

         Default by Mortgagor and Foreclosure. In the event of a default under the mortgagor's obligation to the Company, the Company may experience delays in enforcing its rights as mortgagee and may incur substantial costs associated with protecting its investment or may renew or extend a loan if the Company decides it is in its best interest. The Company may be required to acquire title to or reacquire possession of a property and thereafter to make substantial improvements or repairs in order to maximize the property's value. In such circumstances, the Company may not ultimately be able to recover its investment. See "Business".

         Usury Laws. In many states, loans (including mortgage loans) are subject to statutory restrictions limiting interest charges which, if such statutory restrictions are exceeded, may impose penalties in amounts substantially in excess of interest received and, in some cases, may affect enforceability of the obligation to pay principal and interest and/or constitute a criminal offense. Such laws may prevent the Company from collecting on loans at rates as high as the rate the mortgagor agreed to pay. See "Business".

         Risks of Ownership of Real Property. The Company will also be subject to the risks inherent in the ownership of interests in any commercial, industrial, retail and residential properties which it acquires in the foreclosure process, including, without limitation, fluctuations in occupancy rates and operating expenses, variations in rental schedules, the character of the tenancy and the possible effect on the cash flow from a property if its tenants incur financial difficulties. Such events may, in turn, be adversely affected by general and local economic conditions, the supply of and demand for properties of the type in which the Company invests, zoning laws, federal and local rent controls, federal and local environmental protection laws, including, without limitation, laws relating to the use and maintenance of asbestos and lead paint, other laws and regulations, real property tax rates and water and sewer charges. Certain expenditures associated with real estate equity investments (principally real estate taxes and maintenance and operating costs) are not necessarily decreased by events adversely affecting the Company's income from such investments. Thus, the cost of operating a real property may exceed the rental income earned thereon, and the Company may have to advance funds in order to protect its investment or may be required to dispose of the real property at a loss. The Company's ability to meet its debt and other obligations will depend in part on these factors, and for these and other reasons, there is no assurance that the Company will be able to meet its obligations under the Debentures as they become due. See "Business".

         Hazardous Waste and Environmental Liens. Federal and state statutes impose liability on property owners or operators for the clean-up or removal of hazardous substances found on their property. Courts have extended this liability in some cases to lenders who have obtained title to such properties through foreclosure. Additionally, such statutes allow the government to place liens for such liability against affected properties which liens will be senior in priority to other liens, including mortgages against the properties. Although courts have yet to assess direct liability against lenders prior to foreclosure for environmental hazards and present federal law expressly exempts such assessment, state laws in this area are constantly evolving, and legislation imposing direct liability against lenders could possibly be enacted in the future. The Company intends to monitor such laws and take commercially reasonable steps to protect itself from the impact thereof including conducting environmental tests and other due diligence requirements; however, there can be no assurance that the Company will be fully protected from the impact of such laws. See "Business".

         Percentage of Funds Invested in Mortgages. The success of the Company, in large part, will depend on its ability to keep its assets invested in mortgages. The Company may be unable to keep the optimum percentage of its assets so invested, which may result in lower income from the investment of its assets in other investments and thus diminish its ability to meet its commitments on the Debentures. See "Use of Proceeds".

         Reserves. Initially the Company proposes to reserve 1% of the loans originated. To the extent that reserves maintained by the Company are not sufficient to defray expenses and carrying costs which exceed the income of the Company, it will be necessary to attempt to borrow such amounts. In the event financing is not available on acceptable terms, the Company may be forced to liquidate certain investments on terms which may not be favorable to it. In either event it may diminish the Company's ability to meet its obligations under the Debentures as they become due. See "Business".

         Best Efforts Offering. No commitment exists on the part of any person to purchase all or any part of the Debentures offered hereby and, therefore, no assurance can be given that any such Debentures will be sold. If at least $1,000,000 of Debentures are not sold by the Termination Date, all subscription funds will be promptly refunded to subscribers, with interest in proportion to the amount paid and without regard to the date paid. See "Plan of Offering."


         No Sinking Fund or Security. There is no sinking fund for retirement of the Debentures at or prior to their maturity. The Company anticipates that it will redeem the Debentures at maturity, at par, from the Company's working capital, or from the proceeds of a refinancing of the Debentures, but no assurance can be given that the Company will have sufficient available funds to make such redemption. Debenture holders may not look to profit distributions to members of the Company if any are made in prior years as a source for redemption of Debentures unless the Company can be shown to have been insolvent at the time of such prior distributions. The Debentures are unsecured obligations of the Company. See "Description of Debentures".

                                                PROSPECTUS SUMMARY


         The following summary is qualified in its entirety by the more detailed information and Financial Statements (including the Notes thereto) appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety.

                                                    The Company

         East Coast Capital Company, LLC (the "Company") is a New York Limited Liability Company formed on February 1, 1996 for the principal purpose of making real estate loans and purchasing real estate mortgages. The Company has had no operations to date. The Company maintains its office at 110 East 59th Street, New York, New York 10022, and its telephone number is (212) 909-0500.

         In general, the loans that the Company will acquire or make will be short-term bridge loans of one to three years secured primarily by mortgages on income producing multi-family residential or income producing commercial properties. The Company's mortgage loans may include: (i) wraparound mortgage loans; (ii) junior mortgage loans; and (iii) first mortgage loans.

         The Company's investments in Mortgages are selected by the management of the Company ("Management"). The Company has not adopted any formal policy regarding the percentage of the Company's assets which may be invested in any single mortgage, or type of mortgage, or regarding the geographic location of properties which constitute security for the mortgages. The Company will determine the suitability of the making or acquisition of a particular loan after reviewing, on a loan-by-loan basis, such factors as the loan-to-value ratio, the loan's expected yield and the borrower's experience and financial ability. See "Business."

         The initial mortgages the Company intends to make or purchase on income producing properties with the net proceeds of this Offering will likely be concentrated in the New York metropolitan area. In the future, the Company may attempt to diversify its mortgage portfolio by expanding into additional geographical areas and markets, but there can be no assurance that the Company will be successful in this objective.

         The Company intends to leverage its investments by borrowing additional funds. It is contemplated that such borrowing will be under lines of credit that the Company will seek to obtain from banks. The Company has not yet established any line of credit with any banks at this time and the Company cannot anticipate what the terms of such credit lines will be. See "Business."

         There are certain economic risks associated with investing in the Debentures, including the risk of default by the borrower on certain Mortgage Loans resulting in foreclosure, or other uncertainties regarding the availability of financing therefor. Moreover, there are risks associated with debt instruments as well as the risks of cross-default on the obligations of the Issuer resulting from an indenture default. See "Risk Factors."


                                                Securities Offered

         The Company is offering, through its Executives and Manager and participating broker/dealers on an "all or none" basis as to $1,000,000 and on a "best efforts" basis, $9,000,000 aggregate principal amount of its Series A Registered Subordinated Debentures (the "Debentures"). As more fully described under "Description of Debentures," the Debentures will be issued in two maturities: $4,000,000 due October 31, 1998 (the "1998 Debentures") and $6,000,000 due June 30, 2001 (the "2001 Debentures"). Interest on the Debentures will be payable quarterly within five (5) business days following the end of each calendar quarter from the date of issue of the Debentures, at the rate set forth in the following table:
                       1998 Debentures          2001 Debentures
                          Due Date                  Due Date

Maturity:                  _____                     _____

Interest Rate:              9%                          11%

         The Debentures are unsecured debt obligations of the Company and will be subordinated to all Senior Indebtedness (as hereinafter defined). There is no limit to the amount of Senior Indebtedness to which the Debentures may be subordinated. The Debentures will be issued in fully registered form only in denominations of $1,000 and in multiples thereof. See "Description of Debentures."

Debentures outstanding prior to Offering.......      -0-
Debentures to be outstanding after Offering.... $10,000,000

                                     Reservation of Debentures to Meet Minimum


         Management of the Company has reserved the right to purchase from personal funds up to 25% ($250,000) of the Debentures in order to meet the Minimum Offering. If Management exercises this option such purchases will be for investment purposes only and not for resale.


                                                  Use of Proceeds

         The Company intends to apply the net proceeds of this Offering to make short-term mortgage loans and to purchase existing mortgages. See "Use of Proceeds."

                                           Summary Financial Information

         The summary financial information set forth below is derived from the Company's Financial Statements appearing elsewhere in this Prospectus. This information should be read in conjunction with such financial statements, including the notes thereto.

                                 BALANCE SHEET

                          FEBRUARY 28,     May 31,
                             1996           1996
                                          (unaudited)

ASSETS

Cash                   $  220,947      $152,611
Organization costs         13,053        24,553
Offering costs             25,000        86,273
                        ----------      --------
                       $  259,000      $263,437

LIABILITIES AND
 MEMBERS' EQUITY

Liabilities
 Accounts payable and
 accrued expenses       $    9,000        $13,437
                        ----------

Members' equity
Total members' equity      254,000         254,000
Less - Receivable
from members                 4,000           4,000
                        ----------         -------
                           250,000         250,000

                        $  259,000        $263,437

The accompanying notes are an integral part of this balance sheet.

                                                  USE OF PROCEEDS


                        Minimum     Percentage    Maximum        Percentage
                        Offering    of Proceeds   Offering       of Proceeds

GROSS PROCEEDS FROM

SALE OF Debentures      $ 1,000,000   100%         $10,000,000            100%


LESS:

 (i) Commissions            80,000     8%             680,000            6.8%

(ii) Costs and Expenses    140,000    14%              150,000           1.45%
                          --------                  ----------

     Of Offering

NET PROCEEDS FROM

 SALE OF DEBENTURES     $  780,000    78%           $9,170,000         91.75%



         No allocation can be made between amounts allocated for Mortgage Loans and purchasing of exiting mortgages as that will be in the sole discretion of the Management.

         Pending investment of the net proceeds as specified above, the Company plans to invest such proceeds which are not invested in Mortgage Loans, in highly liquid sources, such as interest-bearing bank accounts, bank certificates of deposit or other short term money market instruments. It is presently anticipated that such short term investments would be for a period not in excess of six months, although such time could be extended if appropriate mortgages are not identified for investment.

         In the event that any mortgage is subsequently refinanced, any proceeds received therefrom will become part of the working capital of the Company and will be available for reinvestment.

                                                      CAPITALIZATION


         The following table sets forth the capitalization of the Company as of February 28, 1996, and as adjusted to reflect the sale by the Company of the $10,000,000 principal amount of Debentures being offered hereby.

                                February 28, 1996

                                           Actual         As Adjusted

Long-term debt - Outstanding debentures   $   -           $ 1,000,000(1)

Members' equity, net of $4,000
receivable from Members                     250,000          250,000
                                         ---------       ----------

 Total capitalization                    $  250,000      $ 1,250,000
                                        ==========         ===========

- -----------------------

(1) Assumes only the minimum Offering of Debentures offered hereby are sold. See "Description of Debentures" for the terms hereof.


                                 DIVIDEND POLICY

         No distributions (dividends) have been declared by the Company to date and the Manager has no current intention to declare or pay dividends in the foreseeable future. Management intends to reinvest earnings, if any, in the development and expansion of the Company's business. Any future declaration of cash distributions (dividends) will be at the discretion of the Manager and will depend upon the earnings, capital requirements and financial position of the Company, general economic conditions and other pertinent factors. Dividends or distributions, if any, will have no effect on Debentures or Debenture Holders.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Operations

         The Company has not as yet had any operations and will be dependent upon proceeds realized from the sale of Debentures to carry on any activity. The Company intends to apply the net proceeds of this offering to make short-term mortgage loans and to purchase existing mortgages.

Liquidity and Capital Resources

         The success of the Company will depend on its ability to keep its assets invested in mortgages. To the extent that the income from the investments of the Company is unable to satisfy the cash requirements of the Company, it is anticipated that additional funds may be borrowed.


                                                         BUSINESS

         General

         The Company is a recently formed Limited Liability Company under the laws of the State of New York, which was formed for the principal purpose of making real estate mortgage loans and purchasing real estate mortgages. The Company proposes to take advantage of the market opportunity to make primarily small balance (generally below $1 million) short-term bridge loans secured by mortgages on income producing multi-family residential and income producing commercial properties in the New York metropolitan area. Although the Company presently anticipates that its average loan will be in the $500,000 range, it may commit to make loans in excess of that amount. The Company may originate loans in excess of $1 million and fund all or a portion of such loans if Management believes that participations in such loans to the extent deemed advantageous, can be sold. The Company has not yet commenced its business operations. The Company has not conducted any market research or feasibility studies concerning its proposed business activities. The Company believes however that there is a market for its proposed business based on inquiries it has received from individuals and companies seeking short-term financing.

         The Company intends to purchase mortgages and make Mortgage Loans on income producing properties using the net proceeds of this Offering, the proceeds of institutional borrowing, internally generated funds and existing capital.

         Policy with Respect to Certain Activities

         The Company shall have the right to issue additional securities senior to the Debentures as set forth in the Indenture.

         The Company proposes to borrow based upon bank lines of credit as such lines may be established in the future. No bank lines currently exist and no assurance can be given that the Company will be able to borrow or borrow on commercially feasible terms. The Company estimates that such future lines of credit will be based on the amount of money raised through the sale of the Debentures. No assurance can be given that the Company will be able to borrow any funds.

         The Company expects to make only mortgage loans as set forth herein, See "Types of Loans", and does not expect to invest in securities of other issuers for the purpose of exercising control or to underwrite the securities of other issuers. Additionally, the Company does not expect to offer securities in exchange for property or to engage in the purchase and sale or turnover of investments, except as such would be incidental to selling, originating, or liquidating the Mortgage Loans made by the Company.

         Except as provided in the Indenture with respect to redemption, the Company does not intend to repurchase or otherwise reacquire the Debentures offered herein. The Company intends to furnish annual reports to Debenture Holders containing audited financial statements certified by independent certified public accountants.

         The Company has the right to change its policies with respect to the foregoing activities without a vote of the Debenture Holders except as provided in the Indenture.

         Types of Loans

         In general, the loans that the Company will acquire or make will be short-term bridge loans of one to three years secured primarily by mortgages on income producing multi-family residential or income producing commercial properties. The Company may make loans to co-op properties if there is adequate collateral and/or income to support such loans. The Company's Mortgage Loans will include: (i) wraparound mortgage loans; (ii) junior mortgage loans; and
(iii) first mortgage loans.

         Typical bridge loan borrowers are owners and purchasers of residential and commercial income producing properties who cannot qualify for institutional funding within the time necessary to close a transaction; who may not come within the credit or current income guidelines for institutional financing; or who need funds for temporary business or property improvements before refinancing with an institutional lender.


         Nature of Loans

         The Company's Mortgage Loans will be secured by either First Mortgages, Junior Mortgages or Wraparound Mortgages. A First Mortgage is a lien on real property which must be satisfied prior to the repayment of all other Mortgages on such property. A Junior Mortgage is a Mortgage which is satisfied only after the satisfaction of at least one other Mortgage which possesses a superior lien on such property. The Mortgage which has a prior lien on such property is known as a Senior Mortgage. A Wraparound Mortgage is a Junior Mortgage which includes and wraps around all Senior Mortgages on the property and pursuant to which the Wraparound Mortgage lender agrees to service the Senior Mortgages on the property.

         Some of the mortgages that may be made or acquired by the Company with the net proceeds of this Offering may be either non-recourse or limited recourse. Under the terms of a non-recourse mortgage, the borrower has no personal obligation to pay the debt which the mortgage secures and under the terms of a limited recourse mortgage, the borrower has only a limited personal obligation to pay the debt which the mortgage secures. Thus, upon default, the Company's ability to recover its investment is dependent upon the value of the property which the mortgage secures. In some instances the Company may make or acquire both long-term and short-term Mortgage Loans. The Company anticipates its Mortgage Loans will typically mature in approximately one to three years. However, the Company may also invest in Mortgage Loans with shorter or longer maturities and then reinvest the proceeds from such Mortgage Loans to acquire or make additional Mortgage Loans. The Company anticipates that generally its Mortgage Loans will provide for balloon payments due at the time of maturity.

         In certain instances the Company may make or acquire an Accrual Mortgage Loan. Under an Accrual Mortgage Loan a portion, or all, of the interest thereon is accrued, but not paid, until maturity or other specified events. In certain instances the Company may make or acquire Mortgage Loans with contingent interest. These loans provide for a contingent interest to the Company which is in addition to repayment of principal and ordinary interest calculated solely on the outstanding principal balance of such Mortgage Loan. For example, the contingent interest may include a right to receive an amount equal to a share of the profit on the sale of the real estate which is the subject of the Mortgage Loan with contingent interest.


         Mortgage Investment Policy

         The Company's investments in Mortgages are selected by the management of the Company ("Management"). The Company has not adopted any formal policy regarding the percentage of the Company's assets which may be invested in any single mortgage, or type of mortgage, or regarding the geographic location of properties which constitute security for the mortgages. The Company will determine the suitability of the making or acquisition of a particular loan after reviewing, on a loan-by-loan basis, such factors as the loan-to-value ratio, the loan's expected yield and the borrower's experience and financial ability. The importance given to any particular factor varies from loan to loan. The loan-to-value ratio of a loan is the ratio between the principal amount of the Loan and the value of the property which the Mortgage secures. The Company may make loans having loan-to-value ratios generally of up to 85%, but in some cases the ratio may be higher.

         When deemed necessary, before making a Mortgage Loan or purchasing a Mortgage, Management may obtain a third party appraisal of the property to be secured by the Mortgage. These appraisals will normally be conducted by members of the Appraisal Institute and will be of the type required by institutional lenders prior to making or purchasing a participation in a Mortgage Loan. Management also will normally conduct on-site inspections prior to making or purchasing Mortgage Loans.

         The initial mortgages the Company intends to make or purchase on income producing properties with the net proceeds of this Offering will likely be concentrated in the New York metropolitan area. In the future, the Company may attempt to diversify its mortgage portfolio by expanding into additional geographical areas and markets, but there can be no assurance that the Company will be successful in this objective.

         There is no limitation on the dollar amount of loans that may be made by the Company. The Company's present expectation is that its average loan will be in the $500,000 range, but it may make larger loans. In some instances, the Company may make or acquire Mortgage Loans as a participant in a joint venture, partnership, tenancy in common or similar arrangements in order to spread the risk associated with large loans.

         The Company intends to leverage its investments by borrowing additional funds. It is contemplated that such borrowing will be under lines of credit that the Company will seek to obtain from banks. The Company has not yet established any line of credit with any banks at this time and the Company cannot anticipate what the terms of such credit lines will be. No assurance can be given that the Company will be able to leverage its investments by borrowings or otherwise.

         The Company has no established restrictions on the loans it may make or acquire.


         Operation and Business Policies

         The Company`s proposed loans will be concentrated on existing income producing properties and will be based on amounts which existing debt service coverage can support. The Company will focus on the existing income of a particular property, not the projected income, when determining whether or not to make a loan.

         The basis and criteria upon which loans will be made is as follows: The Company will process each loan application to determine if location, net operating income ("NOI"), and building condition justify the loan request. The criteria to be evaluated will be income and expenses, engineer's reports, environmental audits, market value assessment, method of proposed repayment, credit and experience of borrower, and the availability of additional collateral. The Company will make its loans in an amount which it believes can be repaid either from refinancing or sale.

         Even though the Company intends to make loans based on income stream as opposed to the market value of assets, there is nothing in the governing instruments which prohibit the Company from investing in mortgages based on market asset value.

         Coronet Capital Distinguished

         The operation and the business of the Company and Coronet are not similar. Approximately 65% of the total principal of the Coronet partnership was invested in co-op conversion, unsold share, sponsor-financing loans, and single family, land, construction, and non-real estate loans. The ability of borrowers to repay these loans was not supported by the existing cash flow of the property financed. Rather, repayment was made through interest reserves funded by the lender and principal repayment was based upon the sale of the mortgaged asset at projected market values set forth in appraisals.


         The failure of Coronet was primarily caused by the economic depression and downturn in the real estate industry. Coronet was an asset based lender/borrower that lent or borrowed money based primarily on the resale value of thousands of cooperative, condominium, residential apartment units that collateralized the loans it either made to others or borrowed against. These loans would be paid down as the collateral in question was sold in the normal course of business. Accordingly, these loans were not deemed income stream loans (unlike the proposed lending of the Company), and were made at a time that turned out to be the peak of a then healthy real estate market. With the subsequent collapse of the real estate market in the Northeast (and in particular in those geographic areas in which Coronet did business), the value of the collateral that secured these loans likewise dropped in value thereby resulting in insufficient cash proceeds from the routine sale of such assets.
Accordingly, Coronet went into default on loans owned by it. Additionally, Coronet was involved in new luxury single family home construction. Such residences were planned, financed and built in a healthy real estate market. With the onset of the decline in the real estate market in the Northeast, prices plummeted causing Coronet to be unable to sell its homes at amounts sufficient to satisfy borrowings.

         The Company will make its loans based on a present income stream to maintain current loan payments and will not depend on the prepayment of such loans based solely upon the future resale value of the collateral that secures them. The Company believes that its lending approach will enable it to be less affected by market fluctuations. No assurance can be given however that the income stream supporting the Company's mortgages will be maintained sufficient to support the payments required under the loans made by the Company. In the event the income stream is not sufficient to satisfy principal and interest payments on the Company's mortgages, the Company could be faced with similar problems as Coronet. In the event that were to occur investors would likely loose their investment.

         Effect of Government Regulation

         Investment in mortgages on real properties presently may be impacted by government regulation in several ways. Residential properties may be subject to rent control and rent stabilization laws. As a consequence, the owner of the property may be restricted in its ability to raise the rents on apartments. If real estate taxes, fuel costs and maintenance of and repairs to the property were to increase substantially, and such increases could not be offset by increases in rental income, the ability of the owner of the property to make the payments due on the mortgage as and when they are due might be adversely affected.

         Laws and regulations relating to asbestos and lead paint have been adopted in many jurisdictions, including New York City, which require that whenever any work is undertaken in a property in an area in which asbestos is present, the asbestos must be removed or encapsulated in accordance with such applicable local and federal laws and regulations and proper disclosure of lead paint must be made if the same is present. The cost of asbestos removal or encapsulation may be substantial, and if there were not sufficient cash flow from the property, after debt service on mortgages, to fund the required work, and the owner of the property fails to fund such work from other sources, the value of the property could be adversely affected, with consequent impairment of the security for the Mortgage Loan.

         Laws regulating the storage, disposal and clean up of hazardous or toxic substances at real property have been adopted at the federal, state and local levels. Such laws may impose a lien on the real property superior to any mortgages on the property. In the event such a lien were imposed on any property which serves as security for a mortgage owned by the Company, the security for such loan could be impaired.


         Indemnification


         Pursuant to the Operating Agreement of the Company, the Company may indemnify certain employees and manager of the Company against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, actually and necessarily incurred by such certain employees or manager as a result of any action or proceeding, or any appeal therein, to the extent such indemnification is permitted under the laws of the State of New York (in which the Company is incorporated). Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to manager, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. No indemnification will be provided for any actions or transactions affecting or involving Coronet.

         The Company believes that the proceeds from this offering will satisfy cash requirements for at least the period through the first six months of the next fiscal year. It does not believe it will be necessary to raise additional funds to meet the expenditures required for operating the business in the next six months. However, the Company may decide to sell additional debentures within the next six months to meet a market demand for its short-term mortgage product. The Company believes that it is in the position to control certain expenses, internal legal fees, and bank borrowing costs relating to the business operation at levels which will be in line with projected revenue from interest and income earned from mortgage brokerage fees.

         The Company does not plan to pursue any material product research or development. Its business plan is based on the financial condition of the general economy as it affects the demand for short-term loans for income producing properties. The Company proposes to maintain a presence in the local market with real estate brokers and other professionals in the real estate lending industry.

         The Company does not anticipate any material acquisition of any plant or equipment, nor does it anticipate any material change in the number of employees in its various departments. However, depending on the volume of loans originated the Company may consider expanding its mortgage origination or other similar departments.

         The Company's plan of operation for the remainder of this fiscal year and for the first six months of next year is conditioned on its ability to close under the proposed offering of debentures.



                                                    MANAGEMENT

         General

         The business of the Company will be managed by the Management which has full authority to act on behalf of the Company in all matters relating to Company activities.

The following are the Manager and Key Executives of the Company:

         Manager

        Name                     Age       Position

        Norman Dansker           71       Chief Executive
                                          and Financial
                                          Executive and
                                          Manager

         Key Executives

        Barry M. Bloom           59        Chief Operating Executive

        Mitchell H. Gordon       46        Senior Administrator


                  The Management of the Company may not be spending full time, in connection with the Company activities and they may be actively engaged in other ventures, some which may be in competition with the Company. Management will devote such time as it determines will be necessary for the operation of the Company's business. It is anticipated that each of the Key Executives will devote the following percentage of their time to the operation of the Company's business: Norman Dansker - 50%, Barry M. Bloom - 90%, and Mitchell H. Gordon - 30%.

         The background and experience of the Manager and Key Executives of the Company are as follows:

         Norman Dansker has been a principal in real estate investments throughout the United States for over 50 years. During this time, his business activities have included buying and/or selling residential apartment buildings, office buildings, shopping centers and undeveloped land and, to a limited extent, the operation of companies engaged in real estate construction. His companies have converted numerous apartment buildings into cooperatives and condominiums encompassing thousands of apartment units. In connection with all such activities, he has had extensive experience in the creation of various forms of real estate financing. Such experience includes mortgage lending activities, such as conventional mortgage loans, mortgage loans with contingent interest, conversion and/or accrual features, first mortgage loans, junior mortgage loans, and wraparound mortgage loans, as well as various forms of unsecured real estate financing. Mr. Dansker received an honorary Doctor of Laws degree from Molloy College in 1990. He has served as a member of the Board of Trustees of Molloy College and on the Board of The American Friends of The Rambam Medical Center in Haifa, Israel.

         On January 7, 1991 100 Fairfield Avenue Corporation ("Corporation") a Connecticut corporation of which Norman Dansker and Mitchell Gordon were President and Vice-President respectively, and 100 Fairfield Avenue Associates ("Associates") a New York limited partnership of which Norman Dansker was a principal, each filed a voluntary petition for reorganization under Chapter 11 of the bankruptcy Code in the United States Bankruptcy Court for the District of Connecticut. The Corporation was the fee owner of an office building, as nominee for Associates, in this single asset bankruptcy. On June 21, 1991, the Court entered an order converting each case to Chapter 7 under the Bankruptcy code and appointed a Trustee and oversee the liquidation. The stipulation settling all the forgoing proceedings was approved by the Bankruptcy Court on August 30, 1995. All sums due under the stipulation have been paid and the matter has been finalized.





Key Executives

         Barry M. Bloom received his Bachelor of Arts degree from Cornell University and his law degree from the Harvard law School and is admitted to practice as an attorney in the State of New York. Over the past 30 years he has specialized in real estate, commercial mortgage lending and liquidation procedures both as an attorney and in executive positions with mortgage finance companies. He was a former Assistant United States Attorney and an associate of the law firm of Rosenman Colin Kaye Petschek & Freund. Mr. Bloom founded Bloom Funding Co., Inc. in 1970, an approved Federal Housing Administration mortgage company which originated mortgages for institutional and private investors. During the past five years Mr. Bloom has been actively involved in the acquisition, liquidation and workout of residential and commercial mortgage loans. From 1990 to June 1994, Mr. Bloom was counsel to Stockschlaeder & McDonald, a law firm representing banks, insurance companies and private lenders. He formed mortgage workout companies since 1991 which purchased over $20 million in non-performing mortgages in the tri-state New York area. From June 1994 until joining the Company, Mr. Bloom was a director and general counsel of the mortgage finance-workout division of Simon Rudd Associates Inc., a New York based real estate management firm. Mr. Bloom is a trustee of Kingsbrook Jewish Medical Center and a director of the Henry Street Settlement.

         Mitchell H. Gordon received his Bachelor of Arts degree in 1972 from the University of Denver and his J.D. in 1976 from Chicago-Kent College of Law. From 1979 until 1981, Mr. Gordon was an associate with the law firm of Doran, Buckley, Kremer, O'Reilly & Pieper. He served as in-house general counsel to Coronet Properties Company and related entities from 1981 to 1991 and specialized in the buying and selling of residential apartment buildings, cooperative and condominium conversions and the sale of thousands of individual units, and end-loan and mortgage financing. From 1991 to date, he has served as a loan and real property workout specialist in conjunction with his own real estate law practice and has been involved in various business enterprises related to office leasing, the buying and selling of real estate, mortgage origination and commercial and residential financing. Mr. Gordon is licensed to practice law in the States of New York and Illinois and has been licensed as a New York State real estate broker since 1991. He is the nephew of Norman Dansker.


         On February 25, 1993, Hudson Ridge Owners Corp. ("HRDC") a New Jersey cooperative housing corporation in which Mitchell H. Gordon was the Vice President, filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the district of New Jersey. The stipulation settling all the forgoing proceedings was approved by the Bankruptcy Court on December 7, 1993. No sums were due under the settlement. See "Management - Norman Dansker".


         Executive Compensation

         Mr. Norman Dansker as the Manager will receive annual compensation of $75,000.

         Mr. Barry M. Bloom will receive a base salary of $50,000 if $3,000,000 is raised in the offering contemplated hereby, which base will increase by $5,000 for each additional $1,000,000 raised for a total base of no more than $90,000.

         Mr. Mitchell H. Gordon will be compensated at the annual rate of $30,000.

         Any Executive or employee may be granted bonuses as determined from time to time by the Manager in his sole discretion.


         Executive Boards: The Company has established a Mortgage Origination Board and an Investment Advisory Board.

         Members of the Mortgage Origination Board will provide underwriting and property analysis, property inspections, review of loan applications and servicing of accounts, as required by the Company. Compensation for these services will generally be payable from fees chargeable to the Company's borrowers. Service on this Board may be terminated at the option of either the Company or any member.

         Members of the Investment Advisory Board will review current policies with the Company's Management as well as programs to implement the Company's growth and future business development. It is anticipated that this Board will have regular meetings during the course of each year. The initial first year's aggregate compensation to the members is projected at $30,000. Service on this Advisory Board may be terminated at the option of either the Company or any member.

         The Mortgage Origination Board consists of the following persons:

         Sidney Klotz, 53, received his Bachelor of Science degree in Real Estate and Finance in 1968 from New York University. From 1968 to 1976, Mr. Klotz was a Real Estate Broker, licensed in New Jersey and New York, where he specialized in the sales, financing, and management of investment real estate. From 1976 to 1979, Mr. Klotz was director of O.R.E.O. for National Bank of North America (now Nat West USA), where he directed the management and disposition of a nationwide portfolio of foreclosed properties. Mr. Klotz was also responsible for the restructuring of problem real estate loans, and served on the Real Estate Loan Committee. From 1979 to 1991, Mr. Klotz was with the Coronet group of companies where he served in several capacities, and as Director of Mortgage Servicing where he supervised the servicing of more than 1,000 loans secured by commercial, multi-family, and residential real estate interests with a total value in excess of $100 million. From 1991 to date, Mr. Klotz has divided his time between directing mortgage servicing for Sovereign Servicing Corporation and heading up the commercial loan department for Mercury, Inc. of Fairfield, New Jersey.

         Lawrence M. Shapiro, 41, received his Bachelor of Arts degree in Architecture in 1977 from Syracuse University. From 1977 to 1981, Mr. Shapiro managed construction and architectural development at D.W. Campanga Development Corporation, where he directed the development of a 400 unit residential condominium (new construction) in Staten Island, New York. From 1981 to 1983, he served as Vice-President of Preferred Licenses Ltd. heading up a range of architectural and construction projects including residential, commercial, office, gallery, hotel and religious facilities. From 1983 to 1991, Mr. Shapiro was Director of Construction for Coronet Properties Company and related entities overseeing a variety of residential and commercial projects totalling over $1 billion in value. From 1991 to date he managed his own company, Lawrence M. Shapiro, Inc. where he is a real estate work-out specialist and consultant to major lending institutions, property manager and property owners. Mr. Shapiro has also been instrumental in the development and expansion of an executive suite business facility in New York City.

         The Investment Advisory Board consists of the following persons:

         Richard L. Farren, 48, is a graduate of Yale University and Harvard Law School. He has practiced law for approximately 24 years in the City of New York. He is a member of the law firm of McLaughlin & Stern, LLP. For a number of years he specialized primarily in real estate, representing developers, lenders, owners, tenants, landlords and investors. He has acted as general partner for a number of real estate partnerships owning shopping centers, residential complexes and office buildings. He has represented both public and private lenders in connection with mortgage loans and revolving credit loans. In 1994 he acted as Chairman of the Committee on Environmental Affairs for Governor George
E. Pataki's Transition Team in New York State.

         Bruce F. Henderson, 65, became President and CEO of the Arab American Bank in New York in 1985; in 1987 he became President and CEO of Union Chelsea National Bank, and in 1991 became President and CEO of the International Bank for Investment and Development in Sofla, Bulgaria. From 1992 to the present he has been an advisor to the Central Bank of Indonesia and Coordinator of a World Bank Financial Sector Development Project to assist in resolving the problem loans in the portfolios of the Indonesian banking Sector. He founded Manhattan Asia Pacific International Inc., a bank consulting company. Mr. Henderson is on the International Advisory Board of the American Management Association, Treasurer of The Near East Foundation and a Director of the American Indonesia Chamber of Commerce in New York. He is the author of several published articles and has lectured on credit, regulatory compliance and internal controls at seminars sponsored by the South East Asian Central Bank Institute.

         Jenesta E. Marlin, 56, received her undergraduate degree from the University of Southern California and a Masters in Business Administration from The Wharton School. Her career covers almost 30 years in senior level positions in the banking industry. At Citibank she was a Division Chief of Staff, Marketing Director, Regional Manager responsible for a 35 branch region and Business Manager in charge of new business acquisitions. From 1987 to 1995 she was a Senior Vice President at The Dime Savings Bank of New York. At the Dime she was General Manager, Consumer Financial Services from 1987-1992 where she managed an $8 billion retail and consumer lending portfolio. From 1992 to 1995 she was the chief executive in charge of managing and liquidating the Dime's non-performing mortgage assets of $1 billion. She is currently President of Marlin Enterprises, Inc., a consulting company. Ms.

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



Marlin is president of the board of directors of Friends for the Arts, a leading non-profit organization presenting performing arts programs to the Long Island, New York community.

         Bruce M. Merchant, 61 graduated from Harvard College in 1956 and entered Irving Trust Company's corporate banking training program in New York City. In 1965 he became a Vice President with Morgan Guaranty Trust Company in the corporate area in New York. In 1974 he assumed responsibility for Morgan's non-conforming commercial real estate assets. In 1977 he transferred to Morgan's London Office to establish a commercial real estate lending operation for Europe. In 1982 he joined the London based Hammerson Property Group and as President of their Western United States operations developed commercial properties in California. When the properties were sold in 1990 he became a real estate consultant and has provided consulting services to institutional lenders.



                                               CERTAIN TRANSACTIONS


         Various conflicts of interest may arise out of the relationships between and among the Company, its Management and their Affiliates.

         Among the most significant conflicts of interest which may arise are the following:

         Other Activities of the Management and Affiliates. Management and its Affiliates are and will continue to be engaged in other business activities and will devote only so much time to the business of Management as they deem necessary. Management and/or their Affiliates may in the future own or have an interest in properties or businesses which compete directly or indirectly with the Company.

         Decisions. Management will be the only party entitled to make decisions regarding the business of the Company. Such decisions including whether or not to institute a foreclosure proceeding in the event of a default under a mortgage could have adverse effects on the Debenture Holders.

         Affiliates of the Company may enter into other transactions with or render services for the benefit of the Company. For example, an affiliate of the Company may provide mortgage servicing to the Company. Any future transactions between the Company and any of its affiliates will be entered into on terms at least as favorable as could be obtained from unaffiliated independent third parties.

         In February 1996, Tri-State Capital Company LLC became an owner of the Company by investing $250,000 and becoming the sole Class I Member of the Company. The principals of Tri-State Capital Company, LLC are Mitchell H. Gordon, who has a 49% interest in Tri- State, and Robert S. Dansker, who has a 51% interest in Tri-State. Robert S. Dansker is the sole manager of Tri-State. Tri-State, as the Class I member of the Company, is entitled to a preferred return equal to 9% per annum, subordinate to payments due to Debentureholders. Norman Dansker is the sole Manager of the Company. The structure of the Company was created to satisfy certain estate planning objectives for Mr. Dansker and his family. At the same time, The ECC Irrevocable Trust became the sole Class II Member of the Company by investing $1,000. In addition, Norman Dansker, the sole Manager of the Company, invested $900 along with his son Robert S. Dansker, who invested $1,500 and, his nephew, Mitchell H. Gordon, who invested $600 to become the Class III Members of the Company. The ECC Irrevocable Trust is a trust for the benefit of family members of Norman Dansker, including his wife, children, grandchildren and sister, sister-in-law and nephew, Mitchell H. Gordon. The primary beneficiary is his wife, Gloria Dansker.

         All profit distributions to members of the Company are subordinate to the rights of the Debentureholders. In the event that a judgment is executed against any of the members of the Company, the judgment creditor is solely entitled, upon application to court, to a charging lien which does not provide any equitable rights against the Company as set forth in the New York Limited Liability Company Act. There can be no way to determine how each class will share in profits, if any, since Class I members have a priority over the other two classes and, the Class II members are entitled to a greater return on their equity than the Class III members.

                                                      MEMBERS

         The following table sets forth information concerning the ownership of the Company, all of which is beneficially owned by the persons listed below:

Name and Address                                  Percent
of Beneficial Owners                               Owned

Class I Members

Tri-State Capital Company, LLC            100% of Class I Interest
110 East 59th Street
New York, New York 10022



Class II Members

The ECC Irrevocable Trust                100% of Class II Interest
c/o Robert S. Dansker
33 Liberty Street
Montpelier, VT 05607



Class III Members

Robert S. Dansker(1)                      50% of Class III Interest
33 Liberty Street
Montpelier, VT 05607


Norman Dansker                           30% of Class III Interest
200 East 62nd Street
New York, New York 10021

Mitchell H. Gordon(2)                    20% of Class III Interest
400 East 77th Street
New York, New York 10021
- ----------------------------
(1) The son of Norman Dansker and a principal of Tri-State Capital Company, LLC, the Class I Member of the Company and Trustee and a beneficiary of the Class II member.

(2) The nephew of Norman Dansker and a principal of Tri-State Capital Company, LLC, the Class I Member of the Company and a beneficiary of the Class II member.

                                             DESCRIPTION OF DEBENTURES


         The Company will issue the Debentures under an Indenture to be dated as of March 1, 1996 (the "Indenture"), between the Company and United States Trust Company of New York (the "Trustee"). The terms and provisions of the Debentures are stated in the Indenture. Such terms and provisions also include certain provisions of the Trust Indenture Act of 1939 (as in effect on the date of the Indenture) which are incorporated by reference into the Indenture. Debenture Holders are referred to the Indenture and the Trust Indenture Act of 1939 for a more complete statement of such terms and provisions. The following summary of certain provisions of the Indenture does not purport to be complete, and where particular provisions of the Indenture are referred to, such particular provisions are incorporated herein by reference, and such summary is qualified in its entirety by such incorporated provisions. The form of the Indenture is on file as an exhibit to the Registration Statement. The following is a complete description of the material terms of the Indenture.


General

         The Debentures will be limited to $10,000,000 aggregate principal amount and will be issued in fully registered form without coupons in denominations of $1,000 and in integral multiples thereof. The Debentures will be issued in two series of maturities, $4,000,000 will mature on October 31, 1998 and $6,000,000 will mature on June 30, 2001. The Debentures will be unsecured obligations of the Company, subordinated in right of payment to Senior Indebtedness of the Company, as described under "Subordination" below. The Debentures will be transferable at United States Trust Company of N.Y. in New York City, provided that payment of interest may be made at the option of the Company by check mailed to the address of the registered holder indicated on the records of the Company.

         The Debentures are transferable on the books of the Company by the registered holders thereof upon surrender of the Debentures to the Registrar appointed by the Company and, if requested by the Registrar, shall be accompanied by a written instrument of transfer in form satisfactory to the Registrar. The Company has appointed United States Trust Company of New York as the "Trustee", "Registrar" and "Paying Agent" for the Debentures. The person in whose name any Debenture is registered shall be treated as the absolute owner of the Debenture for all purposes, and shall not be affected by any notice to the contrary. Upon transfer, the Debentures will be cancelled, and one or more new registered

Debentures, in the same aggregate principal amount, of the same maturity and with the same terms, will be issued to the transferee in exchange therefor.


         The Indenture does not contain any covenants or provisions that may afford the Debenture Holders protection in the event of highly leveraged transactions.

         Once the Company has received orders for at least $1,000,000 of Debentures, the Company may close as to those Debentures (the "First Closing"). With respect to Debentures sold at the First Closing, interest on the Debentures for the initial period will accrue from the fifth day following the First Closing. With respect to Debentures sold after the First Closing, interest for the initial period will accrue from the day of sale. The first payment of interest on any Debenture will be due on the first day of the next calendar quarter, if the Debenture is sold on or before the fifteenth day of the second month of the quarter, or the first day of the second calendar quarter, if sold thereafter. Debentures sold after the First Closing will be deemed sold on the date the Company receives payment therefor.


Maturities: Interest


         The Debentures will be issued in two maturities: $4,000,000 due October 31, 1998 ("1998 Debentures"); and $6,000,000 due June 30, 2001 ("2001
Debentures"). The Debentures will bear simple interest from the date of issuance at differing rates depending on the date of maturity. The 1998 Debentures are offered at par with an interest rate per annum of 9% and the 2001 Debentures are offered at par with an interest rate of 11%. Interest on the Debentures will be payable quarterly within five (5) business days following the end of each calander quarter from the date of issue of the Debentures.


         The Company will pay interest on the Debentures to the persons who are registered holders of the Debentures ("Debenture Holder"). A determination of the registered holders of the Debentures will be made at the close of business on the fifteenth day of the month of preceding applicable interest payment date. Principal and interest may be paid by check. Payments of interest made by check may be mailed to a Debenture Holder at the address shown on the records of the Company for such holder. Upon maturity of the Debentures, or upon earlier redemption, Debenture Holders must surrender the Debentures to any paying agent appointed by the Company (including itself), to collect principal payments and payments of accrued interest on the Debentures. The Company will maintain an office or agency where the Debentures may be presented for payment (the "Paying Agent") and an office or agency where the Debentures may be presented for registration of transfer or for exchange (the "Registrar").

         Debentures of one Maturity may not be exchanged for Debentures of another Maturity. The term "Maturity" is defined in the Indenture to mean either of the two maturities of Debentures offered hereby and issued pursuant to the Indenture.

Duties of the Trustee

         The Indenture provides, in part, that in case an Event of Default (as defined) therein shall occur and continue, the Trustee will be required to exercise such of the rights and powers vested in it by the Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. While the Trustee may pursue any available remedies to enforce any provision of the Indenture or the Debentures, the holders of a majority in principal amount of all outstanding Debentures may direct the time, method, and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee will not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the Indenture, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Authentication and Delivery of Debentures

         The Registrar shall authenticate Debentures for original issue in the aggregate principal amount of up to $10,000,000 upon receipt of a written order of the Company, specifying the amount of Debentures to be authenticated and the date of authentication, which is signed by a Manager of the Company. Certificates representing the Debentures will be delivered to the purchasers of the Debentures promptly after Closing.

Redemption

         The Debentures may not be called for redemption in whole or in part for six months after their issuance. Thereafter the Debentures will be redeemable as follows: If the 1998 Debentures are called for redemption after six months following their issuance for a one year period, the registered holder will be entitled to a premium of 0.5% of the principal amount. If the 1998 Debentures are called for redemption thereafter no redemption premium will be paid. If the 2001 Debentures are called for redemption after six months following issuance for a one year period, the registered holder will be entitled to a premium of 1.5% of the principal amount. If the 2001 Debentures are called for redemption thereafter, no redemption premium will be paid.

         If less than all the Debentures of a given maturity are to be redeemed, the Company shall select the Debentures to be redeemed by such method as the Registrar shall deem fair and appropriate or, if the Debentures are listed on a national securities exchange in accordance with the rules of such exchange. The accrued and unpaid interest on the Debentures to be redeemed shall be paid to the redemption date. No interest will be paid on the Debentures after the redemption date unless there is a default in payment.

Preference

         All holders of Debentures of the same maturity shall be treated alike with respect to payment of interest, principal and redemption premium, if any, thereon.

No Sinking Fund or Security

         The Company will not provide for the retirement or redemption of any Debentures through the operation of a sinking fund. The
Debentures are unsecured.

Subordination

         The Debentures will be subordinated in payment of principal and interest to all Senior Indebtedness. The term "Senior Indebtedness" is defined to mean all indebtedness of the Company, whether outstanding on the date hereof or thereafter created, which (i) is secured, in whole or in part, by any asset or assets owned by the Company or by a corporation, a majority of whose voting stock is owned by the Company or a subsidiary of the Company ("Subsidiary"), or
(ii) arises from unsecured borrowings by the Company from commercial banks, institutional lenders, savings banks, savings and loan associations, insurance companies, companies whose securities are traded in a national securities market, or any wholly-owned subsidiary of any of the foregoing, or (iii) arises from unsecured borrowings by the Company from any pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), or (iv) arises from borrowings by the Company which are evidenced by commercial paper, or (v) is a guarantee or other liability of the Company of or with respect to Indebtedness of a Subsidiary of a type described in any of clause (ii), (iii),
(iv) or (v) above, or (vi) arises from other lenders to the Company whether on a secured or unsecured basis. Senior Indebtedness does not include Indebtedness which is characterized as pari parsu with or subordinate to the Debentures. As of February 29, 1996, the Company had no Senior Indebtedness. There is no limitation or restriction on the creation of Senior Indebtedness by the Company or on the amount of such Senior Indebtedness to which the Debentures may be subordinated. There is also no limitation on the creation or amount of indebtedness which is pari passu with (i.e. having no priority of payment over and not subordinated in right of payment to) the Debentures.

         Upon any distribution of assets of the Company in connection with any dissolution, winding up, liquidation or reorganization of the Company, the holders of all Senior Indebtedness will first be entitled to receive final and indefeasible payment in full of the principal and premium, if any, thereof and any interest due thereon, before the holders of the Debentures are entitled to receive any payment upon the principal of or interest on the Debentures, and thereafter payments to Debenture Holders will be pro rata. In the absence of any such events, the Company is obligated to pay principal of and interest on the Debentures in accordance with their terms.

Limitation on Payments

         The Indenture will provide that the Company will not make any distribution on its ownership interests or purchase, redeem or otherwise acquire or retire for value ownership interests of the Company, if at the time of such payment, or after giving effect thereto, an Event of Default, as hereinafter defined, shall have occurred and be continuing or a default shall occur as a result thereof; provided, however, that the foregoing limitation shall not prevent the acquisition or retirement of any ownership interests by exchange for, or out of the proceeds of the sale of ownership interests.


Discharge Prior to Redemption or Maturity

         If the Company at any time deposits with the Trustee money or U.S. Government Obligations or equivalents sufficient to pay principal and interest on the Debentures prior to their redemption or maturity, the Company will be discharged from the Indenture, provided certain other conditions specified in the Indenture are satisfied. In the event of such deposit, which is irrevocable,

Debenture Holders must look only to the deposited money and securities for payment. U.S. Government Obligations are securities backed by the full faith and credit of the United States.


Access of Information to Security Holders


         Debenture Holders may obtain from the Trustee information necessary to communicate with other Debenture Holders. Upon written application to the Trustee by any Debenture Holder stating that such Debenture Holder desires to communicate with other Debenture Holders with respect to such holders rights under the Indenture or under the Debentures, and upon providing the Trustee with the form of proxy or other communication which the Debenture Holder proposes to transmit, and upon receipt by the Trustee from the Debenture Holder of reasonable proof that such Debenture Holder has owned a Debenture for a period of at least six months preceding the date of such application, the Trustee shall, within five business days after the receipt of such information, either
(a) provide the applicant Debenture Holder access to all information in the Trustee's possession with respect to the names and addresses of the Debenture Holders; or (b) provide the applicant Debenture Holder with information as to the number of Debenture Holders and the approximate cost of mailing to such Debenture Holders the form of proxy or other communication, if any, specified in the applicant Debenture Holders' application, and upon written request from such applicant Debenture Holder and receipt of the material to be mailed and of payment, the Trustee shall mail to all the Debenture Holders copies of the form of proxy or other communication so specified in the request.


Compliance with Conditions and Covenants

         The Company shall deliver to the Trustee within 45 days after the end of each fiscal quarter a (i) Manager's Certificate of the Company stating that all conditions and covenants in the Indenture relating to the proposed action have been complied with and (ii) an opinion of counsel stating that, in the opinion of such counsel, all such conditions and covenants have been complied with.


Amendment, Supplement and Waiver

         Subject to certain exceptions, the Indenture or the Debentures may be amended or supplemented, and compliance by the Company with any provision of the Indenture or the Debentures may be waived, with the consent of the Trustee. Without notice to or consent of any of the holders of Debentures, the Company may amend or supplement the Indenture or the Debentures to cure any ambiguity, omission, defect or inconsistency, or make any change that does not adversely affect the rights of any holders of Debentures. However, the Company, with the consent of the Trustee, may amend or supplement this Indenture or the Debentures without notice to any Debentureholder, but with the written consent of the Holders of at least a majority in principal amount of the outstanding Debentures. Subject to the immediately succeeding sentence, the Holders of a majority in principal amount of the outstanding Debentures may waive compliance by the Company with any provision of this Indenture or the Debentures without notice to any Debentureholder. Without the consent of each Debentureholder affected, however, an amendment, supplement or waiver may not: (i) reduce the amount of Debentures whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the rate of or extend the time for payment of interest on any Debenture (except that Holders of not less than 75% in principal amount of all outstanding Debentures may consent, on behalf of the Holders of all of the outstanding Debentures, to the postponement of any interest payment for a period not exceeding three years from its due date); (iii) reduce the principal of or extend the fixed maturity of any Debenture; (iv) waive a default in the payment of the principal of or interest on, or redemption payment with respect to, any Debenture, (v) make any Debenture payable in money other than that stated in the Debenture; (vi) make any change in the subordination provisions that adversely affects the rights of any Debentureholder; or waive a default in payment of principal of or interest on, or other redemption payment on any Debentures.


Defaults and Remedies

         Each of the following is an "Event of Default" under the Indenture: (a) failure by the Company to pay any principal on the Debentures when due; (b) failure by the Company to pay any interest installment on the Debentures within thirty days after the due date; (c) failure to perform any other covenant or agreement of the Company made in the Indenture or the Debentures, continued for sixty days after receipt of notice thereof from the Trustee or the holders of at least 25% in principal amount of the Debentures; and (d) certain events of bankruptcy, insolvency or reorganization. If an Event of Default (other than those described in clause (d) above) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Debentures, by notice to the Company, may (but shall not be obligated to) declare the principal of and accrued interest on all of the Debentures to be due and payable immediately. If an Event of Default of the type described in clause (d) above occurs, all unpaid principal and accrued interest on the Debentures shall automatically become due and payable without any declaration or other act on the part of the Trustee or any holder. The Trustee may refuse to enforce the Indenture or the Debentures unless it receives indemnity and security satisfactory to it. Subject to certain limitations, the holders of a majority in principal amount of the Debentures may direct the Trustee in its exercise of any trust or power conferred on the Trustee, and may rescind an acceleration of the Debentures. The Trustee may withhold from holders of Debentures notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interest.

         The Indenture requires the Company to furnish to the Trustee an annual statement, signed by a specified Manager of the Company, stating whether or not such Manager has knowledge of any Default under the Indenture, and, if so, specifying each such Default and the nature thereof.

Federal Income Tax Consequences

         Payment of Interest. Payments of interest on the Debentures will generally result in taxable interest income to the recipient of such payments and the recipient will be required to pay the tax on such income.

         Sale or Redemption of Debentures. A holder of Debentures will recognize gain or loss on the sale or redemption of the Debentures equal to the difference between the sale price (exclusive of any amount paid for accrued interest) and the holder's tax basis in the Debenture (generally the purchase price to the holder). Any gain or loss generally will be capital gain or loss and long-term if the Debenture is held for more than one year.

         In General. The tax consequences referred to in the preceding paragraphs are based on the current provisions of the Internal Revenue Code of 1986, as amended, and the currently applicable regulations promulgated thereunder. The Internal Revenue Code of 1986, as amended, currently provides that gain from the sale of long-term capital assets will be taxed at a maximum federal rate of 28% There can be no assurance, however, that any such provisions may not change in the future, either retroactively or prospectively, resulting in changes in such tax consequences. Several proposals are presently pending in Congress to change the capital gains tax. It is uncertain as to which, if any, of such proposals will be acted on and no assurance can be given with respect to any proposed changes in the law affecting taxation of capital gains.

         There may, in addition, be other federal, state, local or foreign tax considerations applicable to the circumstances of a prospective holder.

         Holders who hold the Debentures for investment purposes should treat all reportable interest (whether actually received or constituting original issue discount under the Code) as portfolio income under applicable Code provisions.

         The Company's deposit of funds with the Trustee to effect the discharge of the Company's obligations under the Debentures and the Indenture prior to redemption or maturity of the Debentures, will have no effect on the amount of income realized or recognized (gain or loss) by the Debenture Holders or the timing of recognition of gain or loss for federal income tax purpose.

         The foregoing discussion is a complete discussion of all material tax consequences of holding, owning and disposing of the Debentures.


                                                 PLAN OF OFFERING

         The Company is offering through its Management and participating broker/dealers which may be appointed by the Management, on a all or none basis with respect to the Minimum Offering of Debentures and on a "best efforts" basis, as to the Maximum Offering of its Series A Registered Redeemable Subordinated Debentures (the "Debentures"). The Company will pay participating broker dealers a commission on the purchase price of each Debenture sold equal to 5% on the 1998 Debentures and 8% with respect to the 2001 Debentures.


         The Management of the Company reserves the right to purchase with personal funds up to 25% ($250,000) of the Debentures in order to meet the Minimum Offering. If the Management exercises this option such purchases will be for investment purposes only and not for resale.

         This offering will terminate on or before , 1996, unless extended for an additional six month period by the Company, with notice to subscribers to ___________ 1997, (the "Termination Date"). No minimum number of Debentures must be purchased after completion of the minimum offering of $1,000,000 of Debentures in order for a closing under this Offering to occur. The Company may close this Offering from time to time after the minimum is sold with respect to those subscribers whose subscriptions are accepted and continue the Offering of unsold Debentures until the Termination Date. Until accepted, all subscription payments received from subscribers will be held in escrow in an interest-bearing account established by the Company through its attorney's McLaughlin & Stern, LLP, as Escrow Agent established with Chase Manhattan Bank, N.A., an unaffiliated commercial bank. A subscriber will not have the right to withdraw his subscription, except as provided by certain state laws.

         Suitability Standard


         Each investor in this Offering shall have a minimum annual gross income of $35,000 and a net worth of $35,000 or alternatively, a net worth of $100,000 excluding home furnishings and automobiles. Interest earned, if any, on subscription payments from subscribers whose subscriptions are accepted by the Company will be remitted to such subscriber following the closing with respect to the Debentures purchased. Interest earned, if any, on subscription payments from subscribers whose subscriptions are rejected will be remitted to such subscriber promptly along with a refund of the subscription payment. Interest on returned subscriptions, if any, shall be at the rate earned where the investment funds are deposited, which rate may fluctuate. It is expected that a subscriber will be issued the Debentures subscribed for within five business days following the acceptance of the subscription by the Company. It shall be a condition to the remittance of interest earned, if any, to a subscriber that the subscriber furnish a completed and executed Form W-9 so than any interest earned and to be distributed to such subscriber may be properly reported.


         Only the Management of the Company and certain NASD registered broker-dealers designated by Management are authorized to offer the Debentures for sale and to effect sales of the Debentures. The Company currently has no broker-dealers committed to sell the Debentures. The Company reserves the right to reject any subscription in whole or in part for any reason and to terminate this Offering at any time in its sole discretion. The Company may also allot Debentures of a particular maturity among subscribers for the Debentures of that maturity if such Debentures are over-subscribed. No sales literature or other material of any kind except this Prospectus has been authorized for use in connection with this Offering.

How to Subscribe

         Any subscriber who wishes to purchase one or more Debentures should deliver the following items to the Company:

         (a)      One completed, dated, executed and notarized Subscription
                  Agreement.

         (b)      One completed, dated and executed Form W-9.

         (c) A check payable to the order of McLaughlin & Stern, LLP, as Escrow Agent in the amount of $1,000 or multiples thereof for the Debentures subscribed for. Such payment shall be due upon presentation of an executed Subscription Agreement.


                                              ADDITIONAL INFORMATION

         The Company has filed with the Commission a Registration Statement under the Securities Act with respect to the Debentures offered hereby. Such Registration Statement is complete in all material respects. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain portions having been omitted from this Prospectus in accordance with the rules and regulations of the Commission. For further information with respect to the Company, the securities offered by this Prospectus and such omitted information, reference is made to the Registration Statement, including any and all exhibits and amendments thereto. Statements contained in this Prospectus concerning the provisions of any document filed as an exhibit are of necessity brief descriptions thereof and are not necessarily complete, and in each instance reference is made to the copy of the document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by this reference.

         Following the sale of the securities offered by this Prospectus, the Company will file reports, proxy statements and other information requirements of the Exchange Act, and in accordance therewith the Company will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601 and 7 World Trade Center, New York, New York 10048. Copies of such material, including the Registration Statement, can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                                                   LEGAL MATTERS


         The validity of the securities being offered hereby will be passed upon for the Company by McLaughlin & Stern, LLP, New York, New York.


                                                      EXPERTS

         The financial statements included herein at February 28, 1996 have been included herein in reliance on the report of Friedman Alpren & Green LLP, independent auditors, given on the authority of that firm as experts in accounting and auditing.

                                                     GLOSSARY


         Accrual Mortgage Loan: A Mortgage Loan that provides for the accrual of a portion, or all, of the base interest until maturity or another specified event.

         Acquisition/Refinancing Loans: Loans acquired or made by the Company to borrowers for the purpose of acquiring and/or refinancing commercial or multi-family residential properties.

         Affiliate: Generally, a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

         Code: The Internal Revenue Code of 1986, as amended.

         First Mortgage: A Mortgage which must be satisfied prior to all other Mortgages on the property. A First Mortgage Loan is a Mortgage Loan secured or collateralized by a First Mortgage.

         Junior Mortgage: A Mortgage which must be satisfied after at least one other Mortgage on the property. A Junior Mortgage Loan is a Mortgage Loan secured or collateralized by a Junior Mortgage.

         Loan-to-Value Ratio: The amount of a loan as a percentage of the value of the property securing the loan.

         Mortgage: A security interest in real property granted to secure a Mortgage Loan.

         Mortgage Loan: A note, bond or other evidence of indebtedness or obligation, the repayment of which is secured or collateralized by an interest in real property.

         Person: A corporation, an association, a partnership, a joint venture, an estate, a trust, or any other legal entity, or an individual.

         Wraparound Mortgage Loan: A Junior Mortgage Loan which includes and wraps around all prior Mortgage Loans pursuant to which the Wraparound Mortgage lender agrees to service all prior Mortgage Loans.






sass/east.coa/prvamd.4

TO THE MEMBERS OF EAST COAST CAPITAL COMPANY, LLC


           We have audited the accompanying balance sheet of EAST COAST CAPITAL COMPANY, LLC (a limited liability company) as of February 28, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

           We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

           In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of EAST COAST CAPITAL COMPANY, LLC as of February 28, 1996, in conformity with generally accepted accounting principles.









                           Friedman Alpren & Green LLP


New York, New York
March 1, 1996

                                          EAST COAST CAPITAL COMPANY, LLC

                                                   BALANCE SHEET



                                     February              May 31,
                                        28,
                                     1996                    1996
                                                           (Unaudited)

ASSETS

Cash                              $   220,947           $    152,611
Organization costs                     13,053                 24,553
Offering costs                         25,000                 86,273
                                      ------                 ------

                                  $   259,000           $    263,437
                                  =   =======           =    =======


LIABILITIES AND MEMBERS' EQUITY

Liabilities
Accounts payable
 and accrued expenses            $     9,000           $     13,437
                                 -     -----           -     ------

   Members' equity
   Total members' equity             254,000                254,000
     Less - Receivable from members    4,000                 4,000
                                      -----                 -----
                                     250,000               250,000
                                     -------               -------
                                    $259,000            $  263,437

     EAST COAST CAPITAL COMPANY, LLC

     NOTES TO BALANCE SHEET

     1 - ORGANIZATION

     East Coast Capital Company, LLC (the "Company") is a New York limited liability company formed in February 1996 principally to make real estate loans and purchase real estate mortgages. The Company may also act as a mortgage broker if necessary licenses are applied for and obtained.

     Pursuant to a public offering, the Company is offering up to an aggregate principal amount of $10,000,000 of its Series A Registered Subordinated Debentures (the "Debentures"). The Debentures will be issued in two maturities as follows: $4,000,000 due October 31, 1998 and $6,000,000 due June 30, 2001.
Interest payable on the Debentures will be at 9% and 11%, respectively. The Debentures are unsecured obligations of the Company and will be subordinated to all senior indebtedness, as defined.

     The managing member of the Company is Norman Dansker.

     As of May 31, 1996, the Company has not commenced operations.

     A member's equity contribution of $250,000 was made by Tri- State Capital Company, LLC.


     2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization Costs

     Costs incurred to organize the Company, including, but not limited to, legal and accounting fees, are considered organization costs, and will be amortized over a 60-month period commencing with the operations of the Company.

     Offering Costs

     Costs incurred in connection with the offering and issuance of the Debentures will be ortized over the terms of the Debentures.

   Income Taxes

     The Company is not a taxpaying entity for income tax purposes and, accordingly, no provision will be made for income taxes. The members' allocable shares of the Company's taxable income or loss are reportable on their income tax returns.

     -----------------------------------


              No dealer, salesperson or other person has been authorized to give any information or to make any representations in connection with this Offering other than those contained in this Prospectus and, if given or made, such information or representations must not be relied on as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this Prospectus, or an offer or a solicitation of an offer to buy any securities by any person in any jurisdiction in which such offer or solicitation is not authorized or is unlawful. The delivery of this Prospectus shall not, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date of this Prospectus.

                                        -----------------------------------

                                                 TABLE OF CONTENTS

                                          Page
     Risk Factors..........................8
     Prospectus Summary...................19
     Use of Proceeds......................21
     Capitalization.......................24
     Management's Discussion and
     Analysis of Financial
      Condition and Results
      of Operations.......................25
     Business.............................25
     Management...........................32
     Certain Transactions.................38
     Members..............................40
     Description of Debentures............41
     Plan of Offering.....................49
     Additional Information...............51
     Legal Matters........................51
     Experts..............................51
     Glossary.............................53
     Financial Statements.................54


              Until ___________, 199_ (25 days after the date of this Prospectus), all dealers effecting transactions in the Debentures, whether or not participating in the distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with regard to their unsold allotments or subscriptions.

             $10,000,000 DEBENTURES

          EAST COAST CAPITAL COMPANY, LLC
          ----------------------------

                PROSPECTUS

          ----------------------------

                                  , 1996

                                                      PART II

                                      Information Not Required in Prospectus

     ITEM 30.         Other Expenses of Issuance and Distribution

              The expenses payable by Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions) are estimated as follows:

     Securities and Exchange Commission Fees..........  $  3,448.28
     Trustees Fees and Expenses.......................  $  7,500.00
     Accounting Fees and Expenses.....................  $  5,000.00
     Blue Sky Fees and Expenses.......................  $  2,500.00
     Printing Expenses (including Securities).........  $ 10,000.00
     Legal Fees.......................................  $115,000.00
     Miscellaneous....................................  $  6,551.72
                                                        -----------

                TOTAL.................................. $150,000.00

     ITEM 31. Sales to Special Parties

              Not Applicable

     ITEM 32.         Recent Sales of Unregistered Securities


              In February 1996, the following persons became owners of the Company by subscribing and paying for, in cash, ownership interest as follows:


                                                  CLASS I MEMBERS

     Name and Address                                             Contribution

     Tri-State Capital Company, LLC                               $250,000

                                                 CLASS II MEMBERS

     Name and Address                                             Contribution

     The ECC Irrevocable Trust                                    $ 1,000

                                                 CLASS III MEMBERS

     Name and Address                                             Contribution

     Norman Dansker                                               $   900
     Mitchell H. Gordon                                           $   600
     Robert S. Dansker                                            $ 1,500



              Neither the Company nor any person acting on its behalf offered or sold the securities described above by means of any form of general solicitation or general advertising. Each purchaser represented in writing that he acquired the securities for his own account. A legend was placed on the certificates stating the restrictions on their transferability and sale. Each purchaser signed a written agreement that the securities will not be sold without registration under the Act or exemption therefrom. The Registrant believes such issuances are exempt transactions not involving a public offering under Section 4(2) of the Securities Act of 1933, as amended.


     ITEM 33.         Indemnification of Officers and Directors

     ITEM 34.   Treatment of Proceeds from Stock Being Registered

                               Not Applicable

     ITEM 35.         Financial Statements and Exhibits

              (a)     Exhibits

                               3.1    Registrant's Articles of Organization

                        3.2    Registrant's Operating Agreement

                      4.1    Form of Debenture [Filed as part of
                                          Exhibit 10.1]

                               5      Opinion of McLaughlin & Stern, LLP

                               8      Tax Opinion of McLaughlin & Stern, LLP


               10.1* Form of Indenture between the Registrant and United States Trust Company of New York


               10.2      Form of Subscription Agreement for
                         purchase of Debentures.

               10.3      Escrow Agreement


               24.1*      Consent of Friedman Alpren & Green LLP


               24.2      Consent of McLaughlin & Stern, LLP

              (b)  Financial Statement Schedules

              Schedules other than those listed above have been omitted since they are either not required, are not applicable or the required information is shown in the financial statements or related notes.

                      *  Filed herewith

     ITEM 36.  Undertakings

              The undersigned Registrant hereby undertakes to:

              (a) (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:


                      (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;
              and

                      (iii) Include any additional or changed material information on the plan of distribution;

                 (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

                      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering; and

              (b) If the Registrant requests acceleration of the effective date of the Registration Statement under Rule 461 under the Securities Act, the Registrant acknowledges that:

              Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

              The undersigned registrant hereby undertakes that:

                      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration as of the time it was declared effective.

                      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                      The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                      The undersigned Registrant hereby undertakes to file a sticker supplement pursuant to Rule 424(c) under the Act during the distribution period describing each property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing investors. Each sticker supplement shall disclose all compensation and fees received by managers of the Company and its affiliates in connection with any such acquisition. The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for properties acquired during the distribution period.

                                                    SIGNATURES

              In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S- 11 and authorized this Amendment to the registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on June 25, 1996.

                         EAST COAST CAPITAL COMPANY, LLC

                                 By: /s/ Norman Dansker
                                         Norman Dansker
                                         Manager


              In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following person in the capacities and on the dates stated.


     /s/ Norman Dansker            Manager, Principal          June 25, 1996
     Norman Dansker                Executive Officer,
                                   Principal and
                                   Financial Officer